Exhibit 99.1

            Fire at Brass Mill Reduces Olin Second Quarter Earnings

     NORWALK, Conn.--(BUSINESS WIRE)--May 3, 2004--Olin Corporation (NYSE: OLN) announced today that a fire occurred late Thursday in the electrical control room for the hot mill located at the Brass Casting Plant in East Alton, Illinois. Fortunately, there were no injuries. Preliminary estimates prepared over the weekend are that the financial effects of the fire will reduce second quarter pretax profits by approximately $10 million ($0.09 per diluted share). The full year effect of the fire is currently estimated to be in the $5 million pretax range, as certain financial effects of the fire can be mitigated by the end of the year. These estimates include an estimate of insurance recoveries. We expect to continue to provide service to our customers while this problem is being rectified.
     As a result, Olin is now estimating its second quarter reported earnings per diluted share to be in the breakeven range compared with its previous forecast of earning $0.10 per diluted share.
     The Company added that this second quarter breakeven estimate includes a $0.05 per share non-recurring gain related to a contract matter previously noted in its first quarter press release issued April 29.
     Olin Corporation is a manufacturer concentrated in three business segments:
Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, metal packages; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

     FORWARD-LOOKING STATEMENTS

     This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
     We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "will," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
     The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002, include, but are not limited to, the following:

     -- sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

     -- extraordinary events, such as additional terrorist attacks or war with one or more countries;

     -- continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

     -- the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

     -- an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

     -- unforeseen effects of competition, including the migration by United States customers to low-cost foreign locations;

     -- costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

     -- unexpected litigation outcomes or the impact of changes in laws and regulations;

     -- higher-than-expected raw material and utility or transportation and/or logistics costs;

     -- the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

     -- unexpected additional taxes and related interest as the result of pending income tax audits; and

     -- the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

     All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

    CONTACT: Investor Contact:
             Richard E. Koch, 203-750-3254
              OR
             Press Contact:
             Thomas J. Fitzgerald, 203-750-3831